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
                                 EQUITY HOLDER

[C.J. CAPOZZA PHOTO]


                                  C.J. CAPOZZA


My candidacy offers broad practical experience to our Board. A NYMEX member or equity holder since 1984, I am currently president of SRC, a real estate development and sales company with an excess of $125 million in current projects. Additionally, I am the President of Netvest, Inc., an Internet consultancy and financing company. Finally, as the former president and chief executive of companies in the petroleum products terminal, wholesale distribution, and retail sales businesses, I have a great deal of experience in the spot and futures energy markets. I received a B.S. in Business from New
York University. Thus, my election would give our Board a seasoned business person, experienced in both finance and the products trade, with all the requirements to accomplish the goals of all the Members and of the stockholders.

Some years ago, I used my candidacy for the Board in an attempt to bring three issues to the Membership's attention: "for profit" status, Board accountability, and the impact that technology would have on the markets we trade. The first of those items has been achieved. While Board accountability may be greater now, responsiveness to the Stockholders and Members needs to be improved. Finally, the market has yet to experience the full impact of computer and wireless technologies.

History is replete with examples of business failures caused by a disregard of technological change. NYMEX must not be among those failures. But, corporations that abandon their core businesses also fail because they lose their vision and purpose. The Floor is the core of NYMEX's business, and must be preserved. In order to accomplish that objective, NYMEX must take control of technology to make it the servant of the floor not the master of the Floor. We cannot allow technology for technology's sake to damage the open outcry system just as we cannot allow any software or hardware expenses and costs to affect adversely the profitability of our Members. Change for the sake of change is rarely a proper response to innovation. Thus, NYMEX must preserve and protect our current systems of trading, membership, and membership leasing while adding value to all the market users. My experience with Netvest, both in planning and execution of projects, will serve all of the stockholders and all of the floor members.

NYMEX has a unique opportunity to use technology and the changes it will produce to create something that both preserves and enhances the open outcry system. But NYMEX also must define its long-range goals with which all of the stockholders agree and must establish the means and time frames of attaining them. In the end, NYMEX should be the dominant global derivatives exchange. NYMEX should consider the creation of a currency to be used in acquiring actual or potential competitors. That currency would be shares of stock in a publicly traded eNYMEX(sm). Creation of that currency will give NYMEX an easily used flexibility to deal with future (and unforeseeable) events.

My broad experience in energy, NYMEX, its products, in planning and attaining objectives, and in business will provide the members, shareholders, equity holders, and floor community with an individual with sound judgment and ability to assist the officers in controlling change and in planning a profitable future for NYMEX.

     Joseph Cicchetti has traded commodities on NYMEX as a ring trader and floor broker for more than twenty-seven years. He is a member of the New York Mercantile Exchange and the New York Board of Trade. He developed the Tradewise Technical System for the education of professional ring traders and brokers, and created the "MarketWatch" a technical trading report used by over 400 NYMEX Traders daily. Early in 1977 he developed advanced technical concepts and strategies for trading commodities and stocks. With the advent of the CPU and increased software developments, Tradewise has evolved into a leader in the production of technical trading reports and educational services.

     Joseph Cicchetti is an educator and lecturer, conducting public and private seminars on the art of technical trading. He is also a professional instructor for NYMEX's ring traders. He is a member of the NYMEX Training and Education committee and Technology Committee. Served for many years as a veteran member of the NYMEX Business Conduct Committee, and Floor Committee. He is registered as a Commodity Trade Advisor, a Floor Broker, and a Business Information Newsletter Publisher. He is associated with the largest commodity clearinghouses, and has introducing broker affiliations with members of the New York Stock Exchange, the American Stock Exchange and the Philadelphia Stock Exchange. He is currently trading, managing and consulting with some of the larger Futures and NASDAQ day trading operations located at NYMEX. He is an original member of the NYMEX equity advisory committee, instrumental in regaining the equity member vote.

                         STEVEN B. CRYSTAL
                         759 MICHELLE COURT
                       FRANKLIN LAKES, NJ 07417
        E-MAIL: CBS725@AOL.COM FAX 201-337-8484  H 201-337-0905

EDUCATION:
BACHELORS DEGREE (1976)            BIOLOGY & BUSINESS
  RUTGERS UNIVERSITY               (COMPLETED IN THREE YEARS)
MASTERS DEGREE (1978)              BUSINESS ADMINISTRATION
  GEORGE WASHINGTON UNIVERSITY
    (COMPLETED IN 1 1/2 YEARS -- SPECIALIZATION IN HOSPITAL ADMINISTRATION)

WORK & BUSINESS EXPERIENCE:
CONSULTANT -- BUSINESS/FINANCE/COMPUTER INFORMATION
(1978-1980) -- SHARED MEDICAL SYSTEMS -- WASHINGTON, DC

FLOOR BROKER (CBS-725) -- INDEPENDENT OFFICE TRADER
(1980-PRESENT)     MEMBER OF NYMEX/COMEX SINCE 1980

REAL ESTATE INVESTOR -- PROPERTY MANAGEMENT
(1980-PRESENT)     OWNER OF RENTAL PROPERTIES

CRYSTAL BALL SERVICES -- PRESIDENT & CEO
(1980-PRESENT)     DAILY TECHNICAL TRADING ANALYSIS

OTHER WORK RELATED EXPERIENCE:
TRUSTEE OF THE RAMAPO-INDIAN HILLS REGIONAL HIGH SCHOOL
(1995-1998) CHAIRMAN OF THE FINANCE COMMITTEE RESPONSIBLE FOR 28-30 MILLION DOLLAR BUDGET, CONTRACT NEGOTIATIONS WITH FOUR UNIONS, LEASE DEALS WITH SPRINT FOR MONOPOLES, ETC.

ADJUNCT TRUSTEE OF VILLAGE SUPERMARKET (SHOP RITE SUPERMARKETS) -- SERVE IN PLACE OF NORMAN CRYSTAL, TRUSTEE

PERSONAL STATISTICS:
BORN -- 2/15/56
MARRIED
THREE CHILDREN -- (AGES 20, 18, 14)

Stephen R. Durante
Candidate for the Board of Directors
New York Mercantile Exchange
April 23, 2001

Dear Fellow Shareholders,

     I have been nominated for the Board of Directors in the equity holders category. I have been a member of NYMEX since 1981. Six years of which I was an equity holder. I started on NYMEX as a floor trader from 1981 until 1988, then from 1988 to 1995 I was a local trader. In 1995, I became an equity owner.

     During my tenure at NYMEX, I served on the arbitration and rules committees. I am forty-eight years old and I am not currently serving on any other public boards.

     As a member, I am proud of what NYMEX has accomplished in the past twenty years. As an equity owner I am grateful for what the past boards of NYMEX have done for me.

     In appreciation for all of that, I am offering my services for the next three years. I know that we must diversify in order to keep open outcry as our core business. I support the latest plan to establish a Brent contract traded in New York and would also look to establish a cash settled Gas Oil contract that would compliment the Brent contract, just as heating oil and gasoline compliment our wildly successful crude contract.

     I am currently an active local trader on the N.Y.B.O.T and have been since I became an equity owner on NYMEX. So I understand the importance of keeping open outcry as a vital part of our business. In keeping with that understanding, I believe that all of the New York exchanges should be one industry. This would insure that our seat values would be strong, our lease values consistent, and continue to enhance our member benefits.

     I believe that after twenty-five successful years in the commodities industry, this is the perfect time for me to serve the interests of all of our shareholders, the equity owners as well as the floor traders.

                                               Sincerely,


                                                       Stephen R. Durante

STEVEN ERRERA -- Candidate for Director, Equity Holder Category


Steve Errera has been affiliated with the New York Mercantile Exchange for 32 years. He began on the floor of the Exchange in 1969, while working towards his MBA at Rutgers, and soon worked his way up to Assistant Manager of the Clearing House. Promoted to Vice President of Marketing, he established NYMEX's Marketing Department and created Metals in the News and Energy in the News. He was also responsible for writing the No. 2 Heating Oil Futures Contract and the Leaded Gasoline (forerunner of the Unleaded Gasoline) Futures Contract, and for marketing them to the oil and brokerage communities.

In 1981, Steve became a Member of NYMEX. As a Member, he served on the facilities, arbitration, new products, clearing house, and marketing committees, and had the distinction of being the only member to sit on all of the energy advisory committees (petroleum products, crude, propane, and natural gas) simultaneously. Steve's company, Energy Futures, Inc., provided brokerage and consulting services to the major oil companies as well as to large consumers of energy products.

Over the years, Steve has given more than 250 lectures and seminars on energy futures and has contributed articles to several publications including American Banker, Oil & Gas Journal, Futures Magazine, Yankee Oilman, Fuel Oil News and the Journal of Commerce. He has written two books on energy futures trading, the latest of which, Fundamentals of Trading Energy Futures and Options, published in 1999, is on PennWell Press's best seller list.

In June 1991, the NYMEX Board of Directors approved Steve Errera as the Exchange's first Equity Member. Since then he has actively worked for Equity Members' voting rights by holding meetings for Equity Members and lessees to discuss the issues and by keeping Equity Members informed of those issues via e-mail and direct mailings.

Steve Errera will be a valuable addition to the NYMEX Board of Directors: he has both the marketing expertise and the extensive knowledge of the energy markets needed to guide the New York Mercantile Exchange toward success in its new ventures.

                                   JOEL FABER
                     EQUITY HOLDER REPRESENTATIVE CANDIDATE


John Faber was instrumental in the formation of the original heating oil contract. As one of the first traders in the heating oil pit, Joel founded Faber's Futures, Inc. to trade on behalf of major oil and gasoline companies. During the 1980's, Faber's Futures grew to become one of the leading firms on the Exchange. Joel frequently represented the Exchange at oil industry functions attempting to familiarize oil firms with the benefits of utilizing the Exchange.

During the initial growth years of the energy contracts Joel was elected to the Board of Directors for two consecutive terms and served on the Executive Committee for three years. Throughout this period and to the present, Joel has been active in various committees at NYMEX, including as chairman of the heating oil, crude oil, propane, arbitration, marketing and management audit committees and currently as a member of the membership and arbitration committees. The management audit committee served to evaluate the effectiveness and efficiencies of committees and staff departments.

Since leaving the trading floor of NYMEX, Joel has involved himself as an arbitrator with the National Association of Securities Dealers (NASD). He also is a pro bono mediator for the US Equal Employment Opportunity Commission in New York City and serves as a mediator for the Superior Court of New Jersey. As a mediator Joel works with arguing parties to resolve their differences through problem solving and compromise.

Joel is very proud to have been on the Board of Directors of the New York Chapter of the Juvenile Diabetes Foundation. He presently serves on JDF's Board of Chancellors.

Joel received a B.A. degree from Rutgers University and a M.A. degree from Teachers College, Columbia University. He served in the New Jersey Air National Guard.

GARY A. LAPAYOVER (ZERO)

     Mr. Lapayover served as Vice Chairman and was first elected to the Board in 1988. He became a member of the Executive committee in 1990 and was appointed Secretary in 1992 serving in that capacity till his election as Vice Chairman in 1996. He traded on the floor continuously from 1974 till 1999.

     Mr. Lapayover has operated a clearinghouse and owned and operated two floor brokerage concerns. He states that his "...years in the industry have exposed him to a diverse segment of the Futures and Energy industries...regulators and participants...both domestically and abroad."

     Mr. Lapayover sees as one of his goals "to continue to investigate ideas that provide an environment in which all can prosper." "We must be aggressive in our pursuit of new and more efficient ideas, and adapt and apply technology to the best interests of all segments of the trading community." He would particularly like to assist in the completion of bringing hand held technology to the trading floor. He first saw the benefits of the efficiencies which this could bring to bear when he organized and Chaired the Hand Held Technology Committee in 1991.

     Mr. Lapayover believes that the Exchange's greatest source of strength is the diversity of its membership. As such he promises to make himself available to as many members as he can on a daily basis.

     His fierce dedication and reputation as a tireless worker are the foundation of his pledge to be an ombudsman for the Floor, FCM, and Trade Communities, providing an honest and open line of communication between Shareholders, the Board and Staff.

     Mr. Lapayover's committee experience is extensive, having served as Chairman, Vice Chairman, or member of twenty six committees, among them:
Arbitration, By-Laws, Business Conduct, Clearing House, Compliance Review, Finance, Membership, Marketing, Real Estate, Technology, and Project Management Committees.

     When Mr. Lapayover first ran for Vice Chairman, he made a commitment to the commercial energy market participants to increase communication between the industry and the Exchange. He feels a need to "increase our attention to their needs as well as our own." "The trading floor is the engine, but the trade delivers the power."

     Mr. Lapayover would like to explore instituting a blended fee structure for Equity Members who retain both Nymex holdings and Nymex trading shares. Additionally he would like to explore the potential of the knowledge, experience and capital pool of Equity Members to help provide liquidity for the trading of new contracts.

     Mr. Lapayover knows that we must update Exchange rules regarding the manner in which "shares" are required to be held. (i.e. trusts, pension plans etc.)

     Intimately involved in Exchange matters and issues in an executive officer level until 1998, He has kept abreast and remained keenly interested. Mr. Lapayover believes that he can compliment the existing Board structure to the benefit the multiple Exchange constituencies necessary for the continued success of The Exchange.

     Since leaving the floor, Mr. Lapayover has done consulting work for the Federal Government and the International Petroleum Agency. With an emphasis on technology, and strategic planing relating to acts of violence, finance, futures and energy. He is currently working with the Smithsonian Institute on a project to be completed this July.

     Mr. Lapayover was graduated with a bachelors degree from Brooklyn College of the City University of New York in 1972 and has also attended the State university of new York at Brockport and the City College of New York for additional graduate credits.

                                 DAVID LAZARUS
                              900 Palisade Avenue
                              Fort Lee, N.J. 07024

Dear NYMEX Member,

Last year, our Exchange lost money and our volume was down from the previous year. We started this year with sharply lower volume. We all lost our retention program and have been unable to launch a successful contract in over twelve years.

Now we are a for-profit exchange. We therefore need to operate ourselves profitably so we can share the dividends of our future success.

To do this we must go out and bring back the business we lost, expand our core contracts, attract new customers, and diversify our business, giving our members a broader flexibility in doing business.

In order to accomplish the above we need experienced board members who are successful in their careers and have the time to devote to our Exchange.

What I can bring to the table:
-    Forty years of experience.
-    BBA Pace University.
-    Clerk Philbro (COMEX Copper).
-    Traffic manager and trader, Gerald Metals, Inc. (5 years)
- Trading and hedging various metals with The Ore & Mining Division, W.R. Grace & Co.
- Arbitrage and Trader, Associated Minerals & Metals Corp. (ASOMA Group) (5 years).
- Vice President and Trader, Minimet Metals, Inc., an Imetal Group Co. affiliated with Penarroya, Le Nickel, Mokta (5 years).
-    Vice President, Prudential Securities Metal Division (12 years).
- Vice President, D.F. Goldsmith Chemical & Metals Corp. (11 years and presently consulting for them).
-    Member, N.Y. Board of Trade and NYMEX since 1979.
- Active member of various committees, currently Coal, Electricity, Equity and Marketing.

We have been defending our Exchange from competition, forced to react each time they go after our business. It is time we bring the fight to their doorstep.

With your vote, my experience will prove to be a valuable commodity to the Board and our Exchange.

Thank you for your attention.

                                                       Sincerely,


                                                       David Lazarus

                             STANLEY H. LEVIN
                            255 Pepperidge Road
                          Hewlett Harbor, NY 11557
                          Home Phone: 516 295-0322
                          Facsimile: 516 569-7072

Stanley Levin has been a member of the New York Mercantile Exchange for over 35 years. His extensive involvement in the NYMEX includes his 1989-1992 membership of the Exchange Board of Directors. He was on the New Products Committee that first introduced Heating Oil futures to the exchange, which changed the entire platform from agriculture to energy overnight. Mr. Levin was also a member of the Benefits Committee that was instrumental in passing the Member's Retention Program through the board. In his tenure on the exchange Mr. Levin was also a member of the Finance, Membership, Facilities, Arbitration, Adjudication, Business Conduct, and various sub committees of the exchange. His career also spanned outside the exchange having been on the Board of Directors of 4 publicly traded companies. Mr. Levin continues to affiliate himself with both the members and non-members, and is committed to taking active interest in all businesses of the New York Mercantile Exchange. Mr. Levin is married, a father of 3 daughters and resides in Hewlett Harbor, Long Island.

                                  MICHEL MARKS

I was Chairman of NYMEX from 1978-1987 and during my time, helped steer the exchange from the wreckage of a potato default to its pre-eminence in the energy futures.

In 1979 I founded and was President of MercOil Corp, a floor brokerage company and then sold the company to Czarnikow in 1990. They sold the business to United a few years later.

Also, I was named Oil Man of the Year in 1987.

After I left NYMEX I travelled to South Africa for a few months 1987 in the midst of the breakup of apartheid.

Then I went to South Beach in Florida and bought some property in 1988 just at the beginning of the renaissance there.

Went to Moscow in 1990 for a month when the Communist regime was beginning to crumble (sounds like I'm in the CIA doesn't it - actually the KGB was following me around there).

Then I financed a pre-Internet Web site venture called FuturesNet which intended to offer commodity industry information and chat rooms, except this was BEFORE Web sites were invented and before IPO money was available, so it only lost money and I took my losses and left after three years.

I spent three years as President of the NJ Monmouth County Arts Council, which owned and operated the Count Basie Theater in Red Bank, NJ and I helped turnaround and rebuild the organization.

I painted in Berkley California for four months - washed dishes at Esalen in Big Sur California for a couple of months, travelled cross country to Arizona and Utah and Wyoming - hiking and exploring - a Jack Kerouac journey - for six months.

I've been monitoring some college graduates in their careers, rock climbing, doing yoga, mountain biking, drinking a lot of good wine and hanging out with my friends.

Also - joined the Board Directors of Petroleum Argus Inc, - and have spent a fair amount of time the last year researching the world of electronic trading.

I'd like to get involved in the NYMEX community again.

This is a very challenging time for any business. Xerox, ATT, NYMEX - all face similar issues. How do you cross the chasm into the electronic world?
And how do you re-engineer yourself from being a monopoly--to being in competition?

I believe that my past experience at the Exchange--and the perspective I've gained since then--could be helpful and supportive to the Board and the membership as it faces these difficult issues.

                                 JOHN F. MOORE

Mr. Moore was born in Brooklyn, New York in 1950. After graduating Rutgers College in 1972 he joined the floor trading firm of Harmon, Lichtenstein & Co. He became a COMEX member in 1974 and a NYMEX member in 1976. John left the firm in 1990 to trade proprietarily. Also in 1990, John was initially elected to the COMEX Board of Governors. He chaired numerous Committees and served on the Executive Committee as Treasurer. He also was a member of the negotiating team that forged the 1994 merger of NYMEX and COMEX. After the merger John was elected Chairman of the COMEX Governors Committee and served in that capacity until March of this year. He is currently a managing partner in the floor brokerage firm of Smith & Moore.

"I feel I am uniquely qualified for the NYMEX Board of Directors as an equity holder for many reasons. First, my service on the COMEX Boards for 11 years has given me the experience and knowledge to make me an effective Board member. Also, as Chairman of the COMEX Governors Committee I attended every NYMEX Board meeting and most Executive Committee meetings from November 1994 to March of this year. I am extremely familiar with NYMEX and all of its partnerships and projects."

"Over the years I have worked with various and diverse groups of both traders and locals on the floor and the FCM and trade communities off the floor. I have a working knowledge of how to build a consensus in order to achieve goals for the benefit of all parties."

"But I believe my qualification most important to the entire membership is that NYMEX is where I make my living. Every day I can be found trading on the COMEX floor in my floor brokerage business. Certainly I have an interest as an equity owner too but, I believe the best interests of all are served by remembering where we came from and how we got here. Open outcry is our core business and I am 100% committed to its future. We need not only to maintain, but to enhance our position by making the floor more efficient and cost effective. I see electronic trading as an adjunct to allow for 24-hour access to our current markets and as a platform for new contracts that might not be supported by open outcry."

"I am seeking the support of all the various factions of NYMEX Holdings, Inc. in my bid for election to the Board. If elected I will serve with the same effort and dedication that I have shown in my 29 years of business and 11 years of Board service."

April 30, 2001

Dear Fellow NYMEX Members:

My name is Stephen Renov (NERV). I have been a member of NYMEX since 1983 and an equity owner since 1986. From 1983 until 1998 I was a local trader. In addition to trading, I was a partner in a brokerage operation (Trendline Trading Corp.) as well as a technical analyst to the floor community (Nervtec Services). I feel fortunate to have been a part of NYMEX to witness its growth from a small agricultural and metals exchange to the premier energy futures exchange.

We have recently undergone some substantial organizational changes as well as a change in leadership. I believe the membership expressed its wish for a new start and a different approach to the many issues facing us. As you know the trading community is evolving and reacting to the current revolution in electronic trading platforms. We have witnessed the effects of poor preparations ie: FIMAT and IPE and ill conceived solutions: hardware based NYMEX Access format.

I think most of us agree that our goal is to preserve our floor trading community while we aggressively seek to develop state of the art communications with the financial community to increase NYMEX exposure and market share.

The addition of the equity owner slots to the NYMEX board of directors offers the voice of experience and the perspective of greater maturity to our governing body. I am excited about our new leadership and I feel that my varied floor experience as well as my long time interest as an equity holder are positive assets that would add balance to the board.

I look forward to meeting with you personally and working with you towards greater success and prosperity. Feel free to contact me at my email address:
NERV0612@aol.com or my home phone: 973-535-9329.

Sincerely,

/s/ Stephen Renov

Stephen Renov (NERV)

                                  ROBERT SAHN
                                  -----------


Robert Sahn has been a member of the New York Mercantile Exchange for 20 years. Prior to joining the NYMEX, Mr. Sahn studied agriculture at Arizona State University, Mr. Sahn started his career on the floor with Heinhold Commodities. Mr. Sahn then founded RIS commodities, which was one of the largest floor operations employing 60 individuals and possessing 10 memberships. He was also the first member of the NYMEX to become a member of the IPE in London. At present, Mr. Sahn is an associated person with DPM Futures, an IB active in all commodities traded on the NYMEX.

Mr. Sahn was recently asked his opinion on the present NYMEX environment. "My main interest is keeping the floor as a viable place to earn a living", Sahn said, "I am seeking to enhance current seat and lease values. I believe you accomplish that through new product introduction, variable contract sizes such as mini-contracts and consistently upgrading the efficiency of the floor operation", he stated.

Sahn also commented on the future of the Exchange, "The relationship between the NYMEX and the IPE is still tentative. To have WTI trading along side Brent and Gas Oil adjacent to Heating Oil, NYMEX's position in the global energy markets would certainly strengthen." Sahn also said, "Several electronic exchanges have emerged with the backing of industry participants. It is important that the NYMEX retains its "third party" autonomous relationship with the market so there are no questions of biased behaviour." On future technology, Sahn stated, "The Exchange should continue to develop an electronic platform that complements the open outcry system. This platform should update the efficiency of present clearing operations as well as increase market share in the fast-growing energy OTC markets. Communication between the Exchange Board and its membership should also be increased. Minutes should be published and distributed within two days of the Board meeting", Sahn replied.

Robert Sahn believes that with these ideas the value of the memberships will continue to strengthen and the New York Mercantile Exchange will continue to be the leader in the global energy markets.

                                   SOL TANNE



     Having been proposed as a nominee, I hope to become a Board member where I think that my combined business experience in industry and also as a local trader and active exchange member will be very helpful in the near term and future development of the Nymex. Here's why:

     After getting my Electrical Engineering degree from the Cooper Union School of Engineering and doing graduate studies in corporate finance at the New York University Graduate School of Business Administration, I spent a number of years in engineering and administrative positions in industrial companies. This was followed by my founding of Dasol Corporation, Management Consultants in physical distribution (logistics) and automation. Projects were carried out in USA, Europe and the Near East. This then led to my setting up, in 1964, Tanne-Thomsen Associates in Holland for consulting projects in marketing and physical distribution. It was during this period, when I was living in Holland, that various stateside firms and venture capital groups contacted me to look for acquisitions in Europe for their use as possible penetration points of the European markets.

     In 1970 when I returned to the States I continued working with a venture capital group looking for stateside ventures. As fate would have it in 1973 they became interested in precious metals because of some of the advisory letters some of them had been reading. I had been exposed to futures trading since the late '50s and traded them, as a member of the public, the way others traded stocks. But, when I visited the New York Mercantile and Commodity Exchanges I was hooked. I became a member of both the Comex and the Nymex and went immediately to the exchange floors to test some of my technical theories of markets.

     Because of my problem-solving background I began to suggest layout and operational changes to both chairmen of the exchanges. This resulted in my being selected to serve on the Business Conduct Committees, the special Reorganization Committee, and the Metals Committee and very soon as a member of the Board of Nymex. In 1977 I was elected First Vice Chairman of the Nymex. I continued trading and being active on the Comex Supervisory and Nymex Adjudication committees. In the mid-eighties, a former college classmate asked me to become more active in an information management company that I had helped him start which specialized in Department of Defense problems. The futures markets were going through a lackluster period at that time and so I took up his challenge. But I still kept active as Chairman of the Adjudication Committee into the mid-1990s.

     To sum up: There are serious issues now facing the Nymex, very similar to those any mature commercial company faces from new competition armed with new and more speedy technology. How do we retain what is special and superior about our system while adapting to the thrust of the new technologies? I have had varied experience in the business world in helping corporations set up business plans for new developments, plan for future growth and monitor strategic moves to keep them within the stated financial goals. To that I can add the knowledge of about twenty years of floor trading and exchange committee work. My efforts will always be to improve the structure and operations of the exchange to make it more diversified and responsive to the membership and superior to our competition.

                                JAMES C. ZAMORA

Jim Zamora was first elected to the NYMEX Board of Directors in 1990 and has been a NYMEX seat owner since 1985.

As a graduate of Northern Illinois University with a Bachelor of Science degree in Accountancy, Mr. Zamora began his career as a cost analyst for Continental Bank in Chicago. Using the skill set he developed as a cost analyst, Jim worked on mergers and acquisitions before changing career objectives. It was during a visit with a college friend at the Chicago Board Options Exchange that Jim became interested in floor trading. Soon after, he accepted a job with O'Connor and Associates. At that time, O'Connor was one of the first firms to pioneer market-making in equity options on a theoretical basis. In 1985, with both desk and floor experience in trading options, O'Connor offered Jim an opportunity to establish an operation at each of the Commodity Exchange Center exchanges. In 1988, after reaching the level of Partner at O'Connor Investments, Mr. Zamora left the company to become a founding partner of ZAHR Trading, an options market-making firm with representation on the four New York Commodities Exchanges.

Mr. Zamora has been involved with exchange development since 1985, initially serving as a member of the Option Advisory committee, which was first established to launch the crude oil option contract. Since that time Jim has demonstrated his commitment to the institution by serving on more than 13 different committees. In both 1990 and 1993 he was honored by the membership by being elected to the NYMEX Board of Directors. As a member of the Executive committee Jim has developed a great deal of insight into the day to day operations of the exchange.

After retiring from floor trading to pursue interests in software development, Mr. Zamora remained actively involved with the exchange by establishing the Equity Holders Advisory Committee. It was the efforts set forth by this committee that led the way to reclaiming the Equity Holders right to vote and, ultimately,the passage of the March 2000 referendum, which established three Board spots for Equity Holders.

Jim is presently an Executive Vice President of Man Financial Inc with responsibilities in global Risk Management, as well as the development of Man's electronic order routing systems.

As a NYMEX member with more than 20 years experience in the financial services industry, Mr. Zamora would be grateful for the opportunity to once again serve on the NYMEX Board. Jim feels that the Board's greatest mandate is to preserve the open outcry system while appropriately introducing technology and accommodating our customer needs wherever possible.

                               FUTURES COMMISSION

                                    MERCHANT

                                 JOHN MCNAMARA


     John McNamara has been an active member of the New York Mercantile Exchange since 1986 and has served on most Exchange committees during that period of time. Currently a vice president for Banc One. He is an experienced options broker who has worked for both large and small clearinghouses, which include ABN Amro, ED&F Man, DE Jones, Citibank and T&S Commodities.

     John says that this experience makes him uniquely qualified to represent the interests of all Exchange constituencies, "I have always been a floor broker, and have traded in every ring in the Exchange," he says, "but I have also represented a wide range of customers, including large oil companies and different sized hedge funds. My vote has always been independent -- I have never been told by my customers or employers how to vote. On the contrary, they have always sought my insight on the major Exchange issues and asked my guidance on how to vote."

     John also believes that his experience as a businessman will serve the Exchange well as it responds to changing market conditions and its own change in structure. "We need to treat our clients like clients," he says. "None of my customers are telling me that they want us to close down and become an electronic bulletin board, but they are telling me that they want to see change. As someone who runs a floor operation and represents a futures commission merchant, I recognize the importance in such things as hand-held technology and order-routing as critical to offering our customers the efficiency they are seeking."

     John is fighting to preserve open outcry because "That's the unique service we provide. It is not only in my interest as a floor broker to preserve that function, but I believe it is also in our customers' interests, as long as we provide them with the products they are seeking."

     As an options trader, John says, "I know how desperately we need new contracts ... and the ideas are there. The industry and the floor alike have been begging for the opportunity that options on spreads would present. We SHOULD get creative, but we should also deliver on all the things we've been talking about."

     John, who originally started as an options broker on COMEX in 1983 and was brought over to the Exchange by T&S Commodities to start its energy options operation when crude oil options began trading, believes there is glaring need for greater options expertise on the board. "These contracts represent a significant portion of our revenue as well as significant potential future growth," He says. "We need to pursue the innovative opportunities that we face."

     In addition to his current service on the Exchange adjudication, arbitration, floor, settlement, clearinghouse, facilities, and technology committees, John is a pilot and a partner in an aerobatic flight school. He holds a bachelor of science degree in general science from Fordham University with a minor in philosophy.

     John is widely known among the members as someone who is thoughtful, sincere, and respectful of the concerns and opinions of others and he looks forward to devoting those skills to ensuring that these multi-faceted viewpoints are represented at the board level.

                      BIOGRAPHY OF STANLEY MEIERFELD

A graduate of Boston University, he joined the exchange in 1971 as the 3rd generation of his family to be New York Mercantile Exchange members.

Since then, he has served on the Board of Directors for 18 years including a term as Vice Chairman. Under his direction, the Access Advisory and Government Relation Committees were formed. He served on the Comex Merger Committee and the Project Management Team, which oversaw the building of O.N.E.

Currently he is the Vice Chairman of the Clearing House Committee and a member of Compliance Review, By-Laws, Arbitration, Government Relations and FCM Advisory Committees.

He is also a member of the New York Cotton Exchange, Comex and Coffee, Sugar and Cocoa Exchange.

     Peter J. Meyer (WIM) is a Senior Vice President with Spear, Leeds & Kellogg (SLK) where he manages their futures division.
     In addition to being a NYMEX member, Mr. Meyer is a member of the COMEX, Coffee, Sugar & Cocoa Exchange and the New York Cotton Exchange.
     At the NYMEX he currently serves on the Adjudication Committee, Clearing Committee and on the Futures Commission Merchant Advisory Committee.
     Previous to April 1999, when he joined SLK, Mr. Meyer was a full member of the Chicago Board of Trade from 1987. During that period he worked in both the financial and agricultural markets as a floor broker, trader and introducing broker. While at the CBOT, he served as Chairman of the Dow Jones Pit Committee, Chairman of the Dow Jones Planning Committee as well as serving on the CBOT's Membership Committee.
     Within that period, from 1995 to 1996, Mr. Meyer was the Managing Director of SLK/Union CAL Ltd. in London, where he ran a floor and clearing operation based on the LIFFE.
     From 1990 to 1995 he was a Vice President at First Options of Chicago and a principal in the Meyer Financial Futures Group.
     Previous to 1990, Mr. Meyer spent 6 years as a Vice President with REFCO, where he was a floor broker and independent trader at the Chicago Mercantile Exchange, CBOT and the COMEX where he served on the Floor Committee and the Business Conduct Committee.
     Mr. Meyer attended Villanova University and Rutgers University.

                                     PUBLIC

                                GEORGE R. BURMAN


Biography


     George R. Burman was appointed Dean of the School of Management at Syracuse University on July 1, 1990. He had previously been President of American Gilsonite, a subsidiary of Chevron Corporation. From 1985 to 1988 he was Manager of Planning and Analysis at Chevron in San Francisco. From 1976 to 1985 he held a variety of management positions with Gulf Oil Corporation, in their oil and gas and minerals businesses.

     Since Dean Burman's arrival, the AACSB - The International Association for Management Education reaffirmed the school's accreditation. The school created, approved, and implemented a mission statement and resulting strategies, new curricula for the undergraduate and MBA programs, significant program in entrepreneurial management and the management of technology, the MBA Upgrade executive program, and a creative freshman course. The school's programs have expanded internationally and have achieved national recognition for quality. Enrollments and student quality have increased significantly, as has the school's fiscal performance. The school works closely with alumni and the business community.

     Dean Burman earned a Bachelor's Degree in Industrial Engineering from Northwestern University in 1964, where he was named an Academic All American in football, and a Master's degree in Business Administration and a Ph.D. in Economics from the Graduate School of Business at the University of Chicago in 1967 and 1973.

     While working on his master's and Ph.D. degrees, he simultaneously pursued a career in the National Football League, played for the Chicago Bears and Los Angeles Rams, and was a member of the Washington Redskins team that took on the Miami Dolphins in Superbowl VII.

     Dean Burman served on the facility of Carnegie-Mellon University and was Assistant Dean of the H. John Heinz III School of Public Policy and Management from 1974 to 1976. His areas of specialization include the economics of regulation, energy economics, and labor economics. He served as an expert witness in several court cases on the economics of professional sports.

     Dean Burman is a member of the Board of Governors and the Executive Committee of Beta Gamma Sigma - the national business honor society. He is a member and Past President of the Middle Atlantic Association of Colleges of Business Administration. He is a member of the AACSB - The International Association for Management Education, the American Economic Association, and the NFL Alumni. He served on the External Advisory Council of the National Pollution Prevention Center at the University of Michigan. He recently completed terms as a Director of the New York Mercantile Exchange, a member of the Board of Advisors for Preco Manufacturing, Inc., a Trustee of the Public Broadcasting Council of Central New York, Inc., and a Director of the American Red Cross of Onondaga County.

     Dean Burman, along with his wife, Janet, and youngest son, Douglas, resides in Syracuse; while his oldest son, Jon, a graduate of the University of Illinois at Urbana-Champaign, lives and works in Chicago; and daughter Jennifer, a graduate of Vanderbilt University and the medical school at Indiana University, works and resides in Tennessee. Dean Burman enjoys exercise, skiing, motorcycling, and home renovation.

                              MELVYN J. FALIS
                              PUBLIC DIRECTOR

     NYMEX is entering its most critical stage as an Exchange in its long existence. As a result of the recent approval by Congress of legislation affecting the manner in which commodities are traded throughout the world, NYMEX must not only maintain its competitive edge with other Exchanges, but as a matter of greater importance, act to withstand direct competition from private industry.

     For more than 20 years, I have been closely dedicated to the NYMEX community. I previously served as General Counsel at NYMEX and was a principal author of the Heating Oil Contract. In that capacity, I met in person with each of the Commissioners of the CFTC to assure that NYMEX and its members be given the opportunity to achieve that historic breakthrough in the oil industry. Prior to serving as NYMEX's General Counsel, I was commodities and securities counsel for one of the largest Futures Commission Merchants (FCM) in the world. In that capacity I coordinated the FCM's business development plans in Latin America, Europe and Asia. I appeared before the House and Senate with respect to changes in business outlook and commented on various business proposals offered by Congress on both commodities and securities. Since Congress has now passed legislation permitting Exchanges to trade futures on individual securities, my additional securities background would permit me to assist in the coordination of NYMEX's potential business plans in that respect.

     While presently continuing my representation of all facets of the industry, my most recent endeavors have been as a prior public member of the Board of Directors of NYFE, and now as a public director of the Commodity Floor Brokers and Traders Association (CFBTA). More recently, NYMEX's Board of Directors has appointed me as a member of the Stock and Index Futures Committee.

     NYMEX must have the foresight to contented with an industry that is changing dramatically and will so continue in the foreseeable future. Keeping pace with other Exchanges is simply not enough, anymore. To achieve set goals will take a most vigorous and unrelenting effort which I am prepared to do. I am also more than prepared to assure that all persons with an interest in the Exchange are able to have their views presented and fairly considered by the Board.

        BIOGRAPHICAL SKETCH OF LEE WHITE, CANDIDATE FOR PUBLIC DIRECTOR

     Lee White, a candidate for Public Director, has warm recollections of his service as a Public Director during the 1980's and early 1990's during periods of great significance in the development of NYMEX into the powerful exchange it is today.

     BACKGROUND -- He holds electrical engineering and law degrees from the University of Nebraska. For three and a half years, he was a lawyer for the Tennessee Valley Authority in Knoxville, Tennessee. He then joined the staff of Senator John F. Kennedy as legislative assistant. He was Assistant to Ambassador Joe Kennedy, a member of the Hoover Commission evaluating the executive branch of government. After serving as Counsel of the Senate Small Business Committee and as Administrative Assistant to Senator John Sherman Cooper of Kentucky, Mr. White joined the White House staff of President Kennedy as part of the Special Counsel's Office. He remained with President Lyndon Johnson as Counsel to the President until 1966 when Johnson appointed him Chairman of the Federal Power Commission (the predecessor agency of the Federal Energy Regulatory Commission).

     NYMEX EXPERIENCE -- In 1980, he joined the Board of NYMEX as a public member and shortly thereafter was named to the Compliance Review Committee. Mr. White served as chairman of the advisory committees that developed the crude oil and natural gas contracts and recommended them to the Board. He also served on the Exchange's Blue Ribbon task force set up by the Board following the Chicago sting operations in the late 1980's.

     OTHER BOARDS -- Mr. White has also served on the following boards: the District of Columbia Bar, the Environmental Defense Fund, the National Regulatory Research Institute, and the Central Hudson Gas & Electric Corporation. He also served on a special committee established by the Generic Pharmaceutical Industry Association to inquire into problems of the industry and to make recommendations for restoring public confidence in generic drugs.

     PRESENT POSITION -- Mr. White is "of counsel" to Spiegel & McDiarmid, a D.C. based law firm representing municipal and cooperatively owned electric utilities across the country. It is the leading firm in its area of expertise and is deeply involved in the serious problems currently experienced by California as a result of its flawed deregulation program.

     Mr. White notes that during his legal career he has engaged in numerous special activities, but none can compare to the exciting and challenging experiences of my service on the NYMEX Board.